NOTICE OF PROPOSED SETTLEMENT AND HEARING

TO:  ALL CURRENT SHAREHOLDERS OF RECORD OF COMMUNITY BANCSHARES, INC.

     In July 2000, some shareholders in Community Bancshares, Inc. ("Bancshares") filed a shareholder's derivative lawsuit ("Lawsuit") on behalf of Bancshares and its subsidiary, Community Bank, Inc. ("Bank"). The directors are pleased to state that the plaintiffs in the Lawsuit have reached a proposed settlement agreement ("Proposed Settlement") with some (but not all) of the defendants in the Lawsuit. The directors believe this Proposed Settlement to be in the best interests of Community Bancshares, Inc. and Community Bank. This notice is being sent to you and other Bancshares shareholders to explain the general terms of the Proposed Settlement and to explain your right, as a Bancshares shareholder, to object to the Proposed Settlement, should you find its terms objectionable.

                          Background about the Lawsuit

     The named parties to the Lawsuit are listed in the footnote below.1 The Lawsuit is pending in the Circuit Court of Blount County, Alabama ("Court") under the case name Lewis Benson et al. v. Kennon R. Patterson, Sr. et al., CV 00-268. Plaintiffs have alleged in the Lawsuit that the Bank was overcharged for certain construction work performed on Bank branches. Primarily, Plaintiffs have alleged that the Bank was charged approximately $750,000 for construction work on its Guntersville, Alabama branch office when such work should have cost between $150,000 and $200,000. Plaintiffs have also alleged in the Lawsuit that the Bank has paid for some construction work performed on the home of Mr. Kennon
R. Patterson, Sr. ("Mr. Patterson"), the Bank's Chief Executive Officer. Plaintiffs have further alleged in the Lawsuit that the Bank's construction contracts were not in writing and were not competitively bid. Finally, Plaintiffs have alleged in the Lawsuit that there was not proper oversight of the Bank's branch construction projects. The Defendants have denied these and other allegations made by Plaintiffs in the Lawsuit.


                               Decision to Settle

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     1.   The  plaintiffs  ("Plaintiffs")  in the Lawsuit  are M. Lewis  Benson,
          Doris E. Benson, John M. Packard, Jr., and Andy C. Mann. The defendants ("Defendants") in the Lawsuit are Kennon R. Patterson, Sr., Kennon R. Patterson, Jr., Glynn Debter, Stacey Mann, Merritt Robbins, Bishop K. Walker, Jr., Roy B. Jackson, Loy McGruder, Robert O. Summerford, Denny G. Kelly, Jimmie Trotter, John J. Lewis, Hodge Patterson, Edward Ferguson, Larry Bishop, Morgan City Construction,
          Inc.,  Dewey  Hamaker,   J  &  M  Materials,   Inc.,  Jimmy  Childers,
          Bancshares, and the Bank.

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     As noted,  the Defendants  have denied and continue to deny the allegations in the Lawsuit. Nevertheless, certain of the Defendants have concluded that further litigation would be expensive and would not further the Bank's best interests. Accordingly, these Defendants ("Settling Defendants") have decided to enter into the Proposed Settlement. The names of the Settling Defendants are listed in the footnote below.2

     Plaintiffs have decided to enter into the Proposed Settlement because they believe its terms are favorable to the Bank. In particular, Plaintiffs believe that the payments contemplated under the Proposed Settlement significantly exceed the alleged overcharges on the Bank's Guntersville branch office. The payments called for under the Proposed Settlement also exceed the overcharges calculated by the United States Government in its recent successful criminal prosecution of Defendants Morgan City Construction, Inc. and Dewey Hamaker.3 Plaintiffs are of the further belief that, if the Lawsuit continues, it will cost the Bank hundreds of thousands (if not millions) of dollars in additional legal fees, without any guarantee of additional recovery above and beyond the Proposed Settlement.

                        Terms of the Proposed Settlement

     What  follows  is a summary of the  principal  provisions  of the  Proposed
Settlement:

1. The Bank will receive cash and promissory notes totaling $2,500,000. $835,000 of this $2.5 million will be in the form of cash. It will come from an insurance

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     2.   The Settling  Defendants are (1) Mr.  Patterson,  Kennon R. Patterson,
          Jr., Glynn Debter, Merritt Robbins, Roy B. Jackson, Loy McGruder, Denny G. Kelly, Jimmie Trotter, John J. Lewis, Stacey Mann, Hodge Patterson, Edward Ferguson, Robert O. Summerford, and Bishop K. Walker, Jr. (collectively, the "Director Defendants"); (2) Larry Bishop; (3) Bancshares; and (4) the Bank.

          The Plaintiffs and the Settling Defendants will ask the Court to preserve the Bank's and Bancshares's legal claims against Defendants Morgan City Construction, Inc., Dewey Hamaker, J & M Materials, Inc., and Jimmy Childers ("Non-Settling Defendants"). If the Court preserves these claims, it is possible that the Bank and Bancshares will recover additional compensation from the Non-Settling Defendants.

     3. In a Superceding Indictment filed August 30, 2002, the United States Government alleged that Morgan City Construction, Inc., Dewey Hamaker, and his wife had defrauded the Bank out of $1,685,000. A federal jury returned guilty verdicts against these defendants on all counts in the Superceding Indictment; however, on the criminal forfeiture count of the Superceding Indictment, the jury returned a forfeiture award of only $178,500. The $2,500,000 that the Proposed Settlement will give the Bank in cash payments and promissory notes exceeds by some $800,000 the figure alleged in the Superceding Indictment, and it dwarfs the figure returned by the jury on the criminal forfeiture count. The Proposed Settlement also contains other financial benefits for the Bank, above and beyond the $2,500,000 sum.

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                                                                               3

     company paying on behalf of the Settling Defendants. The remaining $1,665,000 will come in the form of individual promissory notes, payable to the Bank and signed by certain Director Defendants, including one note signed by Mr. Patterson. These promissory notes will be due and payable in five years, unless the Bank happens to be sold within five years, in which case the notes will immediately become due and payable.

2.   Mr. Patterson, Kennon R. Patterson, Jr., Glynn Debter, Merritt Robbins, Roy
     B. Jackson, Loy McGruder, Denny G. Kelly, Jimmie Trotter, and John J. Lewis will forego and refuse to accept any dividend declared by Bancshares in 2002. These same Director Defendants will also forego and refuse to accept dividends declared by Bancshares in 2003.

3. No bonuses of any kind will be paid to any Director Defendant in 2002. Thereafter, any bonuses paid to a Bank or Bancshares director will be based strictly and exclusively on the Bank's return-on-assets ratio, as calculated under generally-accepted accounting principles.

4. All contracts for $25,000 or more entered into by the Bank or Bancshares will be in writing.

5.   The  Bank  and   Bancshares   will  use   competitive   bidding   and  open
     requests-for-proposals to award construction and fixed-asset contracts of $250,000 or more.

6. Defendant Larry Bishop (a Bank officer and general contractor) will not perform any services, construction or otherwise, at any time for the personal benefit of any Director Defendant.

7. The Bank and Bancshares will dismiss with prejudice the claims they made against Plaintiffs, Michael Alred, Michael Bean, and George Barnett in a federal lawsuit. The federal lawsuit in question is Community Bancshares et al. v. Corr et al., CV-01-N-2835-S, pending in the United States District Court for the Northern District of Alabama. Also, in order to have Plaintiffs release any individual claims against the Bank or Bancshares relating to this federal case, the Bank or Bancshares will pay Plaintiffs approximately $400,000.

8. Undisclosed recording devices of any kind will be banned from any meeting of the Bank's or Bancshares's board of directors. Other monitoring devices will also be removed or disabled.

9. Plaintiffs will tender their stock to Bancshares and Bancshares will accept the stock as part of the consideration for this settlement.

10. Plaintiffs will release the Settling Defendants from any derivative claims that the Bank or Bancshares might have against them relating to overcharges on Community construction projects that could have been brought in this action, including but not limited to derivative claims

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                                                                               4

     relating to construction projects performed for Mr. Patterson. Plaintiffs will also release the Settling Defendants from any individual claims Plaintiffs might have against them. Provided the Court so orders, the Bank and Bancshares will be free to seek additional recovery for the alleged construction overcharges from Defendants Morgan City Construction, Inc., Dewey Hamaker, J & M Materials, Inc., and Jimmy Childers.

     It is important to note that this is only a summary of the Proposed Settlement. The complete, written agreement that constitutes the Proposed
Settlement will be placed on file with the Court. You can obtain a copy by contacting Plaintiffs' Attorneys or the Bank's Attorneys at the addresses and phone numbers listed below.

                          Attorney's Fees and Expenses

     At the Settlement Hearing, Plaintiffs' Attorneys plan to ask the Court for a fee award of $2,500,000. If approved by the Court, the $2,500,000 is expected to come from money paid by the Settling Defendants' insurance company and not from money paid by the Bank itself. The insurance company's proposed $2,500,000 fee payment would be in addition to its proposed payment of $835,000 to the Bank, which is described above.

     The Court will decide whether this fee award is appropriate, given Plaintiffs' Attorneys' work on the Lawsuit and given applicable law. It is
Plaintiffs' Attorneys' belief that their proposed fee award is fair and, in fact, smaller than what applicable law would allow. Plaintiffs' Attorneys have worked on the Lawsuit for approximately 2 1/2 years, during which time they have taken dozens of depositions, read tens of thousands of documents, and interviewed witnesses in five different states. To date, Plaintiffs' Attorneys have received no compensation whatsoever for their time, effort, and expenses related to the Lawsuit. Instead, Plaintiffs' Attorneys agreed to handle the Lawsuit on a contingent-fee basis, thereby taking the risk that they might never be compensated for their work.

                         Hearing on Proposed Settlement

     The Court has scheduled a hearing on the Proposed Settlement ("Settlement Hearing") for Monday, December 23, 2002 at 9:30 a.m. At this Settlement Hearing, the Court will decide whether to approve or reject the Proposed Settlement, and whether to approve or reject Plaintiffs' Attorneys' requested fee award. The Settlement Hearing could be postponed without further notice; you can inquire about a postponement by contacting Plaintiffs' Attorneys or the Bank's Attorneys at the addresses and phone numbers listed below. The hearing will be held in the Blount County Courthouse in Oneonta, Alabama in the second-floor courtroom of Judge Robert Austin. The Courthouse's address is 220 2nd Ave. E., Oneonta, AL, 35121.

                     Your Rights as a Bancshares Shareholder

     As a shareholder of Bancshares, you have the right to object to the Proposed Settlement and/or to Plaintiffs' Attorneys' proposed fee award. If you wish to make an objection, you must file a written objection with the Court, and you must notify both

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                                                                               5

Plaintiffs' Attorneys and the Bank's Attorneys in writing of (1) your intention to object and (2) the general nature of your objection. In order to be timely, your written objection must be filed with the Court and received by both Plaintiffs' Attorneys and the Bank's Attorneys no later than Thursday, December 19, 2002.

     You also have the right to attend the Settlement Hearing and to argue your objection before the Court, although you do not need to attend the Settlement Hearing in order to make an objection.

     You also have the right to request a postponement of the December 23, 2002 Settlement Hearing, although such a request may not be granted. Any such request should be made in writing, filed with the Court, and given to both Plaintiffs' Attorneys and the Bank's Attorneys no later than Thursday, December 19, 2002.

                     Questions? Need Additional Information?

     If you have questions or need more information, including but not limited to a copy of the Proposed Settlement, you may contact any of the attorneys listed below:

                              Plaintiffs' Attorneys
                               Carl S. Burkhalter
                              R. Allen Kilgore, Jr.
                          Maynard, Cooper & Gale, P.C.
                             1901 Sixth Avenue North
                        Suite 2400 AmSouth/Harbert Plaza
                            Birmingham, AL 35203-2602
                               Fax: (205) 254-1999
                Direct Dial - Carl S. Burkhalter: (205) 254-1081
               Direct Dial - R. Allen Kilgore, Jr.: (205) 254-1231


                                Bank's Attorneys
                             Benjamin H. Harris III
                      Miller, Hamilton, Snider & Odom, LLC
                               Post Office Box 46
                           Mobile, Alabama 36633-1988
                              Phone: (251) 439-7520
                               Fax: (251) 433-4106
                                Giles G. Perkins
                      Miller, Hamilton, Snider & Odom, LLC
                        2501 20th Place South, Suite 450
                            Birmingham, Alabama 35223
                              Phone: (205) 320-0400

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                               Fax: (205) 320-1293


     Also, if you need more information, you may review the Court file in this case at the office of the Clerk of the Circuit Court of Blount County, Alabama. The Clerk's Office is located on the second floor of the Oneonta Courthouse. Its street address is given above.